Exhibit 99.1

Kimball Electronics, Inc. Announces Election of Directors

JASPER, Ind., Nov. 07, 2019 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (NASDAQ: KE), (the “Company”), today announced the election of two new directors at its Annual Meeting of Share Owners held on November 7, 2019.
Holly A. Van Deursen and Michele M. Holcomb, PhD, were elected to the Company’s Board of Directors (the “Board”), effective as of the annual meeting.  Dr. Holcomb will serve on the Audit Committee of the Board and Ms. Van Deursen will serve on the Compensation and Governance Committee.
Ms. Van Deursen and Dr. Holcomb will fill vacancies left by the retirement of former Board members Thomas J. Tischhauser and Christine M. Vujovich.
Ms. Van Deursen currently serves as an independent director on public-company boards, Actuant Corporation (NYSE: ATU), Capstone Turbine Corporation (NASDAQ: CPST), Albemarle Corporation (NYSE: ALB), and Synthomer, plc. (LON: SYNT). She joined BP Amoco in 1998, a $250 billion oil, gas, and energy company operating in North America, Asia, and Europe. She served in various senior executive management roles for BP, plc., retiring in 2005 as a member of the top-forty executive management team.
Dr. Holcomb currently serves as Executive Vice President of Strategy and Corporate Development at Cardinal Health, a global integrated healthcare services and products company. She previously held positions as Chief Operating Officer of Global R&D and Senior Vice President of Strategy, Portfolio, Search and Partnerships at Teva Pharmaceuticals, a global manufacturer of generic medicines, and as a partner in the Global Pharmaceutical Practice at consulting firm McKinsey & Company.
“Speaking on behalf of our Board, we are honored to have Holly and Michele join us to add their knowledge, experience, and counsel, especially given their diverse operational backgrounds.  It was extremely important to us that we recruit new Board members who have distinct and valuable skill sets that we believe will help Kimball Electronics maximize its long-term potential. We would also like to thank Tom and Tina for their years of valuable service to the Board,” said Don Charron, Chairman of the Board and Chief Executive Officer.

About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (NASDAQ: KE) is headquartered in Jasper, Indiana.

To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

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